 IMPORTANT NOTICE CONCERNING LIMITATIONS ON
TRADING IN PRUDENTIAL BANCORP, INC. EQUITY SECURITIES

To:	Executive Officers and Directors of Prudential Bancorp, Inc. (the “Company”)

From:	Joseph R. Corrato, Executive Vice President and Chief Financial Officer

Date:	March 28, 2014

Re:	Blackout Period Notice

1.
As you may know, a “blackout period” will be imposed under the Prudential Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”).  This blackout period, described in more detail below, is due to the pending change of certain fund selections available in the 401(k) Plan. Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the executive officers and directors of the Company will generally be prohibited from engaging in transactions involving Company equity securities (including options and other derivatives based on Company stock) during this blackout period.

2.
As a result of the fund swaps for the 401(k) Plan, during the blackout period participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the Prudential Employer Stock Fund under the 401(k) Plan, (2) take distributions of money invested in the Prudential Employer Stock Fund and (3) take loans of money invested in the Prudential Employer Stock Fund.

3.
The blackout period for the 401(k) Plan is expected to begin on April 28, 2014 and end during the week of May 5, 2014; provided, however, that the blackout period may be extended due to events that are beyond the control of the Company.  We will notify you of any changes that affect the dates of the blackout period.  In addition, you can confirm the status of the blackout period by contacting Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc., 1834 West Oregon Avenue, Philadelphia, Pennsylvania 19145 or by calling (215) 755-1500.

4.
Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of the Company that you acquired in connection with your service as an executive officer or director.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.
The prohibition covers securities acquired “in connection with service as a director or executive officer.”  This includes but is not limited to, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant or shares under any retirement or deferred compensation plan), as a direct or indirect inducement to employment with the Company or the Bank or joining the Board of Directors, and in transactions between the individual and the Company.  Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered.  However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

•	Exercising stock options granted to you in connection with your service as a director or executive officer of the Company;

•	Selling Company stock that you acquired by exercising options granted by the Company; and

•	Selling Company stock that you originally received as a restricted stock grant from the Company.

7.	There are certain exemptions, including:

•
Purchases or sales under Rule 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc., 1834 West Oregon Avenue, Philadelphia, Pennsylvania 19145 or by calling (215) 755-1500 before engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.